EXHIBIT 99.5

TPT Global Tech's Efforts to Reduce Debt Results in a $4.9 Million Profit in Q2 2024, Files 10-Q for SEC Compliance

SAN DIEGO, CA / ACCESSWIRE / September 26, 2024 / TPT Global Tech (OTC PINK:TPTW), a leading telecommunications and technology company, announced today that its debt reduction efforts helped result in a $4.9 million profit in the second quarter of 2024 primarily a result of trouble debt restructuring of $4.7 million. Additionally, the company has now filed its June 30, 2024, Form 10-Q quarterly financial report, ensuring compliance with its financial reporting requirements with the U.S. Securities and Exchange Commission (SEC).

TPT Global Tech reported a net income of $1.7 million for the six months ended June 30, 2024, compared to a $2.8 million loss for the same period in 2023, representing efforts to reduce debt and improve its balance sheet. Cash used for operating activities during these same periods was $294,977 and $483,008, respectively.

The Company recognized a gain on troubled debt restructuring during the six months ended June 30, 2024, in relation to its EMA legal settlement ("EMA Settlement") of $3,938,347. This is comprised of a reversal of accrued interest of $523,360 and a reduction in the derivative liability related to the EMA Debt of $3,414,987 when current terms of the EMA Settlement are compared to the original terms and balances as of the settlement date. The Company also recognized a gain for the same period of $742,728 related to its legal settlement with American Towers ("American Tower Settlement"). This gain came from excess amounts recorded for accrued tower and other payments and the net present value of future lease liability amounts compared to terms of the American Tower Settlement.

"We are excited to be making progress towards our debt reduction efforts," said Stephen Thomas, CEO of TPT Global Tech. "Equally important, we've become compliant with SEC financial reporting requirements by filing our Form 10-Q.

Looking ahead, Mr. Thomas has indicated that the Company's plans are to further reduce its debt while strategically investing in global markets and cutting-edge technology. These initiatives are expected to continue to improve the balance sheet and support expansion efforts.

About TPT Global Tech

TPT Global Tech, Inc. is a technology holding company based in San Diego, California. It was formed as the successor of two U.S. corporations, Ally Pharma US and TPT Global, Inc. The Company operates in various sectors including media, telecommunications, Smart City Real Estate Development, and the launch of the first super App, VuMe Live technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. They offer software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration features.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For more information about TPT Global Tech and its subsidiaries, please visit www.tptglobaltech.com.

For media or Investment inquiries, please contact: Rick@tptglobaltech.com

SOURCE: TPT Global Tech, Inc.